                                                                      EXHIBIT 12

            TENNECO CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             TOTAL ENTERPRISE BASIS

                                  (THOUSANDS)

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1992     1991
                                                     -------- -------- --------
Income before cumulative effect of a change in
 accounting principle............................... $ 69,592 $ 90,993 $ 64,317
Add:
  Interest expense..................................  160,323  207,194  221,075
  Income taxes......................................   45,902   57,486   37,947
                                                     -------- -------- --------
    Earnings as defined............................. $275,817 $355,673 $323,339
                                                     ======== ======== ========
Fixed charges--interest expense..................... $160,323 $207,194 $221,075
                                                     ======== ======== ========
Ratio of earnings to fixed charges..................     1.72     1.72     1.46
                                                     ======== ======== ========